Exhibit 99.1


Contact:  Richard H. Shuyler
          Atlas Air, Inc.
          303-526-5050


                         [LETTERHEAD OF ATLAS AIR, INC.]



                             ATLAS AIR CREW MEMBERS
                               AFFILIATE WITH ALPA



April 26, 1999 -- Golden, CO -- Atlas Air, Inc. (NYSE:CGO) today announced that it has received notification from the National Mediation Board that its pilots have voted to be represented by the Air Line Pilots Association (ALPA).

Michael A. Chowdry, Chairman, Chief Executive Officer and President of Atlas Air, Inc., said "We respect the decision that our crew members have made. As we look ahead to the collective bargaining process, we will continue to work to provide all of our employees with a positive working environment. At the same time, we are committed to maintaining our efficient and competitive cost structure. Indeed, we expect our costs to initially decline, with our pilot workforce no longer eligible to participate in Atlas Air's profit-sharing program. As a result, we do not anticipate any negative change in our ongoing costs or overall customer service levels. We look forward to establishing a professional and mutually-cooperative relationship with the new union leadership."

In 1994, the Company instituted one of the most generous profit sharing plans in the industry, with a profit-sharing allocation last year of over $8 million.

Atlas Air is a United States certificated air carrier that operates a fleet of 747 freighters under long-term ACMI contracts. These contracts include the provision by Atlas of air cargo capacity for some of the world's leading international carriers. Atlas operates scheduled flights on behalf of its customer airlines to 76 cities in 42 countries.


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To the extent that any of the statements contained herein relating to the
Company's expectations, assumptions and other Company matters are forward-looking, they are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected in the forward-looking statements, including, but not limited to, risks associated with: worldwide business and economic conditions; product demand and the rate of growth in the air cargo industry; the impact of competitors and competitive aircraft and aircraft financing availability; the ability to attract and retain new and existing customers; normalized aircraft operating costs and reliability; management of growth; the continued productivity of its workforce; dependence on key personnel; and regulatory matters. For additional information regarding these and other risk factors, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.